EXHIBIT 99.1

Tularik Contacts:

Andrew Perlman, MD, PhD.

650-825-7314

Alicia Williams

650-825-7322

Tularik Reports Full Year 2003 Financial Results

South San Francisco, Calif., January 29, 2004 — Tularik Inc. (Nasdaq: TLRK) today reported financial results for the year ended December 31, 2003. Revenue for the year ended December 31, 2003 was $30.7 million, compared to $25.3 million in 2002. Net loss for the year ended December 31, 2003 was $105.1 million, or $1.80 per share, compared to $93.8 million, or $1.83 per share, for the same period in 2002. At December 31, 2003, Tularik had $200.4 million in cash, cash equivalents and marketable securities, including $12.2 million attributable to Tularik’s majority-owned subsidiary, Cumbre Inc.

Clinical Highlights:

•	As of December 31, 2003, the Company had enrolled over 100 patients in its pivotal trial with T67, an anti-cancer agent for the first-line treatment of hepatocellular carcinoma (HCC), a primary liver cancer. An interim analysis of data collected on the first 100 patients enrolled will be conducted in the second quarter by the Data Monitoring Committee.

•	T607 is being studied for the treatment of esophageal cancer and gastric cancer. Tularik will complete Phase 2 enrollment in esophageal cancer and complete its evaluation of Phase 2 data in the gastric cancer trial. The Company will provide further direction on these indications later in 2004.

•	T487, a chemokine receptor antagonist, is being developed for the treatment of autoimmune and inflammatory diseases. In December 2003, the Company began a Phase 2 study of T487 in patients with psoriasis. Tularik expects to begin a Phase 2 study of T487 in patients with rheumatoid arthritis in the first quarter of this year.

•	T131 is a selective modulator of PPARg, a protein involved in the body’s ability to respond to insulin. In December 2003, the Company began a Phase 2 study of T131 in patients with type 2 diabetes. Preclinical data suggest T131 may have an improved safety profile compared to existing agents.

•	In December 2003, the Company filed documents to begin Phase 1 studies with T71 for obesity. T71 is an orally-active, new chemical entity that decreases appetite and increases metabolic rate in preclinical studies. Discovered at Tularik, T71 acts on a central nervous system target. Tularik intends to begin Phase 1 studies in the first quarter of this year.

Business Highlights:

•	In December 2003, Tularik announced that Sankyo Company, Ltd. had selected a target for further development under a collaboration focused on orphan G-protein coupled receptors (GPCRs). Sankyo will fund research and preclinical development activities relating to compounds with activity against the selected target. Tularik is entitled to milestone and royalty payments as compounds against this target progress through clinical trials to registration outside of the U.S. and Europe. The parties will share equally all clinical development costs and profits in the United States and Europe.

•	In December 2003, Tularik earned a milestone payment from its corporate partner Eli Lilly and Company (NYSE: LLY) upon Lilly’s initiation of Phase 2 studies with an orally available Factor Xa inhibitor for the prevention and treatment of thrombotic diseases. Tularik is entitled to additional payments as the compound progresses through clinical trials to registration. Royalties are payable to Tularik on sales of products emerging from the collaboration.

•	In November 2003, Tularik completed a common stock offering, which resulted in net proceeds to the Company of approximately $77.7 million. As a result of this financing, Tularik ended 2003 with $200.4 million in cash, cash equivalents and marketable securities.

•	In May 2003, Tularik and Amgen Inc. signed an agreement to collaborate over a five-year period on the discovery, development and commercialization of therapeutics aimed at oncology targets. Since then, Amgen has selected oncology targets identified by Tularik, and the companies have jointly embarked on multiple drug discovery and development programs. Under the terms of the agreement, Tularik is entitled to an aggregate of $125 million in committed funding over the five-year period, milestone payments of up to $21 million per target and royalties on net commercial sales of Amgen products resulting from the collaboration. Amgen has exclusive worldwide commercialization rights to such products with Tularik retaining an option to certain co-promotion rights in the United States on a product-by-product basis. In October 2003, the first two milestones under the agreement were achieved resulting in milestone payments to Tularik from Amgen.

Financial Results

Revenue from collaborative research and development for the fourth quarter of 2003 was $10.2 million, compared to $7.0 million in the fourth quarter of 2002. The increase was primarily the result of revenue from the five-year oncology collaboration with Amgen. Also contributing to the increase in revenue in the fourth quarter was a milestone payment that was earned from Eli Lilly upon the initiation of Phase 2 studies with an oral Factor Xa inhibitor that was discovered using Tularik’s computer-aided molecular design technology.

Total revenue for the year ended December 31, 2003 was $30.7 million, compared to revenue of $25.3 million for 2002. Revenue for the year ended December 31, 2003 was derived primarily from research collaborations with Amgen, Japan Tobacco Inc. and Sankyo, from receipt of preferred stock of a private company in exchange for a technology license and from a milestone payment that was earned in the fourth quarter from Eli Lilly.

Total operating expenses for the three months and twelve months ended December 31, 2003 increased to $35.0 and $135.2 million, respectively, from $32.6 and $121.7 million for the same periods in 2002. The increase in 2003 operating expenses was primarily due to increased costs associated with research and development headcount and overhead, and the progression of clinical programs.

Net loss for the three months ended December 31, 2003 were $25.5 million, or $0.40 per share, compared to a net loss of $26.0 million, or $0.48 per share, for the same period in 2002. For the year ended December 31, 2003, net losses were $105.1 million, or $1.80 per share, compared to $93.8 million, or $1.83 per share, for the same period in 2002.

Webcast

Tularik will host a conference call at 8:30 AM Eastern Time on January 29, 2003 to discuss 2003 fourth quarter and year-end results. The live webcast can be accessed by visiting Tularik’s Internet website at www.tularik.com under the “Investor Relations” tab. Following the webcast, an archived version of the call will be available for five days.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. The Company’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma (HCC) and Phase 2 clinical trials with T607 for the treatment of gastric cancer and esophageal cancer. T487, for the treatment of psoriasis, and T131, for the treatment of type 2 diabetes, are in Phase 2 clinical trials. T487 for the treatment of rheumatoid arthritis is moving into Phase 2 clinical trials. T71 for the treatment of obesity is moving into Phase 1 clinical trials. A corporate partner, Eli Lilly and Company, is conducting a Phase 2 clinical trial of an oral Factor Xa inhibitor for the prevention and treatment of thrombotic diseases. For more information, visit Tularik’s Internet website at www.tularik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik’s SEC reports, including the report on Form 10-Q for the quarter ended September 30, 2003 and the report on Form 10-K for the year ended December 31, 2002. Tularik does not undertake any obligation to update forward-looking statements.

TULARIK INC.

SELECTED FINANCIAL INFORMATION

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(Note)
Revenue:
Collaborative research and development	$10,189	$6,960	$29,078	$25,262
Technology license fee	—	—	1,600	—

	10,189	6,960	30,678	25,262

Operating expenses:
Research and development	32,077	28,661	123,670	108,829
General and administrative	2,925	3,946	11,485	12,846

	35,002	32,607	135,155	121,675

Loss from operations	(24,813)	(25,647)	(104,477)	(96,413)
Interest and other income	550	1,029	2,306	5,121
Loss on impairment of non-marketable securities	(844)	(742)	(1,605)	(742)
Interest expense	(380)	(609)	(1,329)	(1,794)

Net loss	$(25,487)	$(25,969)	$(105,105)	$(93,828)

Basic and diluted amounts per share:
Net loss	$(0.40)	$(0.48)	$(1.80)	$(1.83)

Weighted - average shares used in computing basic and diluted net loss per share	62,974,632	54,000,572	58,267,161	51,283,587

Consolidated Balance Sheet Data

(In thousands)

	December 31,
	2003		2002
	(unaudited)		(Note)
Cash, cash equivalents and marketable securities	$200,425	*	$187,754	*
Total assets	244,407		236,307
Stockholders’ equity	148,088		148,732

(Note): Derived from audited consolidated financial statements at that date.

*	Includes cash, cash equivalents and marketable securities of approximately $12.2 million and $19.8 million from Cumbre Inc. as of December 31, 2003 and 2002, respectively.